Member News

09-25
May 15, 2009

TO: All Members

Today we are filing a Notification of Late Filing with the SEC, which states that we will miss the deadline for filing our first quarter 2009 10-Q. This filing, which is available on our public Web site (www.fhlb-pgh.com) and the SEC’s EDGAR site, includes detail on the reason for the delay.

In summary, the situation is as follows: On April 28 and May 7, 2009, we received new guidance from our regulator, the Federal Housing Finance Agency, regarding the process for determining OTTI. With the objective of moving toward a common analytical framework to promote accounting consistency in regard to OTTI among the twelve Home Loan Banks, the Finance Agency set forth procedures for every Bank to use. These procedures generally require that we use common modeling assumptions and common systems. For private label mortgage-backed securities (PLMBS) other than subprime, monoline insured and home equity PLMBS, we must obtain and use modeling assumptions from FHLBank San Francisco as well as an appropriate risk model and loan performance data, for which we have engaged FHLBank Indianapolis. For subprime PLMBS, we must use the modeling assumptions and cash flow analysis of FHLBank Chicago. Additionally, Banks that have common PLMBS are required to consult with one another and arrive at a consistent recognition of any OTTI.

We recognize the value of consistent reporting and support the use of common assumptions and modeling. We are working with deliberate speed to obtain the necessary data from San Francisco, Indianapolis and Chicago; conduct our own analyses and determination of OTTI; design and implement appropriate internal controls for the new processes, and finalize our financial statements for first quarter. However, given the scope of work required to comply comprehensively with the regulatory guidance, we were not able to complete all of the necessary tasks by today’s due date.

Also included in our Notification of Late Filing referenced above is the following discussion related to first quarter 2009:

The Bank anticipates that its results of operations will be significantly different for the quarter ended March 31, 2009, as compared to the quarter ended March 31, 2008. Net income for the quarter ended March 31, 2008 was approximately $57.5 million. The Bank is not currently able to provide an estimate of net income for the first quarter of 2009.

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The Bank expects a significant decrease in net interest margin and net interest income for the quarter ended March 31, 2009, compared with the first quarter of 2008, due to the significant decline in interest rates combined with lower outstanding average loans to members. Net interest income before provision for credit losses for the quarter ended March 31, 2008 was approximately $90 million and net interest margin was 0.35%.

The Bank also expects to record a material charge which will be reflected in its first quarter 2009 results of operations associated with the receivable related to its pending adversary proceeding against Lehman Brothers Special Financing, Inc. and J. P. Morgan Chase Bank, N.A., as described in its 2008 Annual Report filed on Form 10-K (Form 10-K). As noted in the Form 10-K, the Bank stated that a loss was probable on this adversary proceeding, but the Bank was unable to reasonably estimate the amount of the loss that had been incurred.

Finally, under the adoption of FSP 115-2, Recognition and Presentation of Other-Than-Temporary Impairments, the Bank expects a material positive adjustment to retained earnings for the cumulative effect of adoption. The Bank did not record an other-than-temporary impairment charge on its investment portfolio during the three months ended March 31, 2008, but it did record an other-than-temporary impairment charge on its investment portfolio for the year ended December 31, 2008. See the Bank’s Form 10-K. The Bank continues to perform its OTTI analysis as of March 31, 2009 and does not currently have an estimate of the first quarter OTTI charge under the provisions of FSP 115-2.

We will continue to work expeditiously and will file our Form 10-Q for the quarter ended March 31, 2009 at the earliest possible time.

Sincerely,

John R. Price
President and Chief Executive Officer

This document contains “forward-looking statements”- that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-backed securities), the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), changes in our membership profile, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, regulatory actions or approvals, competitive pressure from alternative member funding sources, government actions and programs in response to the credit crisis, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, and shifts in demand for our products and consolidated obligations. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. The FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.